Exhibit 23.1

- Consent of Independent Registered Public Accounting Firm -

The Board of Directors and Stockholders
First Community Bancshares, Inc.

We consent to use of our reports dated March 4, 2010, with respect to the consolidated financial statements and the effectiveness of internal control over financial reporting included in First Community Bancshares, Inc. 2009 Annual Report on Form 10-K, incorporated by reference herein, and to the reference to our firm under the heading “Experts” in the prospectus/registration statement.

Our audit report on the consolidated financial statements refers to the Company’s change in its methods in accounting for other-than-temporary impairment of debt securities and for recording business combinations effective January 1, 2009, as a result of adopting new accounting standards

Asheville, North Carolina
April 8, 2010